CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement on Form N-14 of our report dated February 22, 2010, relating to the financial statements and financial highlights which appear in the December 31, 2009 Annual Report to Shareholders of Phoenix Comstock Series, Phoenix Equity 500 Index Series and Phoenix Growth and Income Series, each a series of Phoenix Edge Series Fund, which are also incorporated by reference into the Prospectus/Proxy Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements and Experts” in such Prospectus/Proxy Statement.

/s/PricewaterhouseCoopers LLP

July 30, 2010